Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Media Relations
Wayside Technology Group, Inc.
(732) 389-0932, x7390
media@waysidetechnology.com

Wayside Technology Group Appoints Michael Vesey as Vice President and Chief Financial Officer

Wayside appoints executive to support company’s strategic growth plans and vision

Eatontown, NJ — October 4, 2016— Wayside Technology Group Inc. (NASDAQ:WSTG), an international technology channel company that markets hardware and software — directly and through resellers — to information technology professionals worldwide, announced today that Michael Vesey, 54, will join as Vice President and Chief Financial Officer.

“I am pleased to welcome Mike Vesey as our new CFO,” said Simon Nynens, CEO and Chairman of Wayside Technology Group. “Mike brings impressive executive experience in financial leadership positions with technology companies. His background will enable him to play a key role in driving our growth strategy while building strong and durable relationships with the investor community”.

Mr. Vesey joins Wayside Technology Group with over 25 years of financial, transactional, SEC reporting and accounting experience for both public and private technology companies. Most recently he served as Vice President of SEC Reporting for OTG Management, Inc., from January to September 2016.  Prior to that, Mr. Vesey served as Senior Vice President and Chief Financial Officer from 2011 to 2015, and Vice President Corporate Controller from 2006 to 2011, for Majesco Entertainment Company, a NASDAQ listed publisher and distributor of interactive entertainment software.  Mr. Vesey is a certified public accountant and holds a Master of Finance degree from Penn State University. He began his career with the accounting firm KPMG.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.